

PG&E Corporation

Potential Sale of Minority Interest In Non-Nuclear Generation Subsidiary

September 2022

PG&E Proposes Minority Generation Sale…

Highlights of Generation Transaction

- PG&E seeking regulatory approval to market for sale up to 49.9% ownership stake in new non-nuclear generation subsidiary called Pacific Generation LLC ("Pacific Generation")
- New subsidiary to be CPUC-regulated utility
- Clean, flexible generation remains dedicated to PG&E customers
- Strong operational track record and ample operational investment opportunity

Efficient Financing

Customers

- Sale proceeds reinvested into PG&E system
- Retain owned-generation benefits with no rate impact

AND

Investors

- Alternative to potentially dilutive equity issuance
- Additional capital source for generation safety and reliability investment

…Providing Efficient Financing For Customers and Investors

Overview and Timeline…

2023 Rate Base [1]

~$3.5B

Generation Capacity


Natural Gas 1,400 MW
Solar 152 MW
Hydro 2,700 MW
Battery and Pumped Storage 1,350 MW
5.6GW

Corporate Structure and Return

- Pacific Generation will be a stand-alone PG&E subsidiary with separate management and Board
- Revenue requirement would be set through the GRC and cost of capital proceedings, essentially unchanged from the current process
- Pacific Generation would be capitalized in line with authorized CPUC capital structure

Anticipated Regulatory and Transaction Timeline

Regulatory Process	Transaction Process
September 28, 2022 CPUC Application (completed)	
October 2022 FERC Application	
	1Q 2023 Minority Sale Process Launch
1H 2023 FERC Hydro License Transfer Approval Expected	
July 2023 CPUC Final Decision Expected [2]	
YE 2023 FERC Approval of Investor(s) Expected	
	YE 2023 Close Transaction

(1) Reflects non-nuclear generation rate base forecast in the 2023 GRC.
(2) Transaction timeline is subject to change based on the regulatory process, among other factors.
(3) PG&E requested an accelerated review at the CPUC. However, the timing of regulatory approval is at the CPUC's discretion.

… Anticipated Close by the End of 2023

Forward-Looking Statements

This presentation contains forward-looking statements that are not historical facts, including statements about the beliefs, expectations, estimates, future plans and strategies of PG&E Corporation and PG&E, including but not limited to the proposed sale of a minority ownership stake in a subsidiary owning PG&E's non-nuclear generation assets, as well as the financial impacts and the timing for CPUC review of PG&E's application for the proposed sale. These statements are based on current expectations and assumptions, which management believes are reasonable, and on information currently available to management, but are necessarily subject to various risks and uncertainties. In addition to the risk that these assumptions prove to be inaccurate, factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include factors disclosed in PG&E Corporation and PG&E's joint annual report on Form 10-K for the year ended December 31, 2021, their most recent quarterly report on Form 10-Q for the quarter ended June 30, 2022, and other reports filed with the SEC, which are available on PG&E Corporation's website at www.pgecorp.com and on the Securities and Exchange Commission website at www.sec.gov. PG&E Corporation and PG&E undertake no obligation to publicly update or revise any forward-looking s presentation contains forward-looking statements that are not historical facts, including statements about statements, whether due to new information, future events or otherwise, except to the extent required by law.